EXCLUSIVITY AGREEMENT

This contract (hereinafter called the "Formal Contract) is executed this 17th day of January, 2000 between Eagle Wireless International, Inc, a Texas corporation having an office at 101 Courageous Drive, League City, TX, 77573, USA, (hereinafter called "Manufacturer") and Urbana.ca Enterprises Corp., a British Columbia Corporation having an office at 19 Concession Street, Cambridge ON, N1R2G6 (hereinafter called "Customer"). This Formal Contract replaces and supersedes any and all prior agreements, written and oral, between Manufacturer and Customer except that certain purchase order STB001 dated December 13, 1999 whose terms and order quantities are Incorporated within this agreement.

WHEREAS, Manufacturer is a manufacturer, distributor and marketer of Set-Top-Box and other communication products and services;

WHEREAS, Customer has initiated a business that requires the use of certain .Set-Top-Box products and other products and services that Manufacturer provides and is prepared to begin the use, distribution and marketing of these products;

WHEREAS, Manufacturer and Customer (hereinafter called the "Parties') executed a Purchase Order for certain Set-Top-Box products on December 13, 1999 (hereinafter called the "Initial Purchase Order") to enter into an exclusive relationship whereby Customer will exclusively use, distribute, and market the Set-Top-Box products of Manufacturer throughout marketing territory of Customer in return for being awarded the exclusive distribution rights to Manufacturers Set-Top-Box product for Canada.

WHEREAS, The parties agreed in the Initial Purchase Order to fully formalize their relationship through the execution of a Formal Contract that is approved by the respective management of each company.

NOW THEREFORE, in consideration of the mutual covenants and undertakings set out herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to as follows:

Section I - Definitions

1.1 PRODUCT means any and all existing and future Set-Top-Box like devices owned, designed or licensed by Manufacturer that can be used as a computer, Internet gateway, digital video or audio disc player or other- similar multimedia personal device.

1.2 AFFILIATE of a party means any legal entity whose majority or controlling ownership interest representing the right to vote for or manage the affairs of the entity is, during the term of this Contract, owned or controlled (but only so long as such ownership or control exists), directly or indirectly, by that
party, or any   legal entity that possesses, directly or
indirectly, such a majority or controlling ownership interest in a party hereto.

1.3 SEMI-EXCLUSIVE means that conveyed rights are equally shared by the grantee and the grantor with neither party having authority to transfer, assign or otherwise sublicense the rights to a third party without the express written consent of the other party.

1.4 FINANCING PERIOD means the date that a release of product is requested by Customer in writing until date Manufacturer receives liquidity of funds to pay for the products delivered to Customer.

1.5 MANUFACTURED COST means the- cost of direct and indirect materials attributed in accordance with US GAAP to the manufacture of the Product, manufacturing labor and overhead, software, royalty license, all other fees, collateral materials, shipping materials, warranty reserve, insurance, and manufacturing financing charges.

1.6 CUSTOMER BASE COST means the Manufactured Cost multiplied by a factor of 110%.

1.7 SALES PRICE means the final collected sales price to the distribution source system integrator, or retail customer,

1.8 PROFIT means the difference between the Sales Price and the Customer Cost Floor.

1.9 FINANCE CHARGE means an interest rate of 16% per annum compounded monthly that will accrue on amounts not paid by an established due date.

                      Section 2 - Grants

2.1 For the term of this Contract, Manufacturer grants to Customer and Affiliates of Customer a Canadian exclusive and a U.
S. non-exclusive, indivisible license to sell, distribute, and have third parties distribute the Product provided the minimum quantities are being maintained on a continuing semi-annual basis, and a worldwide exclusive virtual content driven local based portal communities based on the Urbana/Guelph Project.. The basis for the exclusivity is a average quantity of 500,000 Set-Top-Box units bought and paid for or $US-125M of paid for business to Manufacturer over a period of twenty one months from the start of this agreement.

For greater clarity to maintain its Canadian Exclusive and U.S. Non-Exclusive rights, Customer must order, take delivery, and pay for an average of 166,666 Set-Top-Box Units at a Customer Bass Cost determined by section 4.1 in each of the first 3 seven month periods following the execution of this contract.

2.2 Customer grants to Manufacturer the exclusive right to provide all of its Set-Top-Box requirements for a period of three years after December 13, 1999 without regard to the location of the product usage or type of application. This grant is being provided In return for certain custom design commitments by Manufacturer to Customer; and the cost control and profit sharing agreements between Customer and Manufacturer detailed in Section
4. 1.

                     Section 3 - Purchase Orders

Customer and Manufacturer will jointly establish a sales committee to establish the configuration, delivery schedule, and associated pricing impacts for the various versions of the Product before final commitments by Customer to any of Customer's clients to receive final conformations of orders for any orders that are non-standard to Manufacturers product line. Manufacturer will be responsible for the determination of ail final pricing for standard and non-standard orders.

3.1 Manufacturer will provide Customer with a written conformation of all purchase orders and formal purchase order releases within three days of the receipt of such orders. Manufacturer reserves the sole right to accept or reject any purchase order. Purchase orders must be in writing to Manufacturer at least sixty-days in advance of the scheduled shipment date. Once issued, purchase orders may not be canceled without penalty. Purchase orders on custom configurations may not be canceled without paying for all work in process plus a 10% penalty. No penalty shall be assessed if future orders within 90 days utilize the work In process and Customer pays Manufacturer for any and all additional manufacturing and manufacturing financing costs associated with the delay.

3.2 Completed purchase orders will be invoiced by Manufacturer to Customer at the Customer Base Cost plus freight and handling FOB Singapore. Invoices will be payable Net 30 for domestic or Canadian shipments, after credit approval by Manufacturer and Manufacturer's production finance sources, and prepaid for International shipments. Invoiced amounts that remain unpaid more than thirty days will be subject to a finance charge of 16% per annum compounded monthly. Manufacturer will be the final authority regarding all credit matters.

                      Section 4 - Profit Sharing

4.1 Both Manufacturer and Customer recognize the importance of obtaining market share during the initial introduction of the Set-Top-Box product line into the sales and marketing territories of Customer. In recognition of this fact Manufacturer agrees to develop new Set-Top-Box configurations and models required by Customer volume applications and to sell these models to Customer at actual Manufactured Cost plus 10%. This Cost will become the Customer Base Cost, Customer may sell to the end user or integrator at his independent SALES

4.2 PRICE and may establish his own PROFIT. Both parties agree that the final product must be priced to the end user competitively with other makes and models available and on a feature by feature basis. At some time after market share is achieved Manufacturer reserves the right to increase the Customer Cost Floor in order to recover product development costs and to increase profit margins.

                  Section 5 -Warranty Provisions

5.1 Manufacturer will provide all warranty service for the United States and Canada from its contract facility in Houston Texas, Other warranty provisions will be made for sales outside of these locations. Manufacturer will provide technical support for training, installation, or system integration to large accounts of Customer if requested at standard industry rates. Manufacturer will indemnify Customer against any and all warranty costs damages and liabilities attributed to the failure of its Set-Top-Box unless such costs, damages and liabilities result from installation, misuse or other items specifically excluded from the warranty.

              Section 6 - Miscellaneous Provisions

6.1 The term of this contract shall be three years from the date of this contract.

6.2 Customers and related relationships and agreements remain the property of the respective parties to this Contract. Both parties acknowledge that there may arise instances of common customers and agree that these situations will be handled in a businesslike fashion on a case by case basis.

6.3 Should Customer have an opportunity to sell or merge the majority interest in its business to a third-party investor then any such new investor must abide with the terms and conditions of this contract or negotiate changes to the Contract that will provide protection to Manufacturer.

6.4 Customer and Manufacturer agree that any disputes arising under this Contract will be settled by arbitration in accordance with the rules of the American Arbitration Association in the location of the party not requesting arbitration.

6.5 This Contract shall be construed under and in accordance with the laws of the State of Texas and obligations of the parties created hereunder are enforceable in Harris County, Texas.

6.6 Should any part or portion of this Contract be invalid, the balance of the provision shall remain unaffected and shall be enforceable.

6.7 This Contract shall (save and except for the Purchase Order dated December 13, 1999) constitute the entire agreement between Manufacturer and Customer. Any amendments hereto shall be done only in writing signed by both parties. No oral agreements will be recognized, All purchase orders issued under this contract must be in conformance with this Contract.

6.8 Notices given under this Contract by either party must be given in writing and may be effected by certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the address of the party as it appears below. Mailed notices shall be deemed communicated seven days after the postmark date of the mailing. FAX copies will be sent at the same time as the mailed copies.

The contact address for Customer is:

President,      Urbana.ca Enterprises Corp.
                19 Concession Street
                Cambridge Ontario, N1R2G6

The contact address for Manufacturer is:

President,      Eagle Wireless International, Inc.
                101 Courageous Drive
                League City, Texas 77573

6.9 This agreement may not be assigned or transferred by Customer without the express written consent of Manufacturer. In the event written authority to assign or transfer the obligations and benefits of this agreement are granted then all terms and provisions of this agreement shall inure to the benefit of, and be binding on, said assignee and successor interest of Customer.

6.10 This agreement shall be executed in two counterparts, each party to retain an original.

Both parties agree to provide at their own expense the other with audited financial on an annual basis.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representative:

EAGLE WIRELESS INTERNATIONAL, INC.


By: /s/  Dr. Dean Cubley
Dr. Dean Cubley, President


URBANA.CA ENTERPRISES CORP.


By: /s/  Jason Cassis
Jason Cassis, President